Exhibit 99.1

2 Changi South Lane

Singapore 486123

Tel: +65.6299.8888

PRESS RELEASE

Renee Brotherton	Kevin Kessel
Corporate Communications	Investor Relations
1(408) 576-7189	1 (408) 576-7985
renee.brotherton@flextronics.com	kevin.kessel@flextronics.com

FLEXTRONICS APPOINTS NEW BOARD MEMBER

SINGAPORE, November 5, 2012—Flextronics (NASDAQ: FLEX) announced today that Lawrence A. Zimmerman, has been appointed to (i) the Company’s Board of Directors,(ii)  the Nominating and Corporate Governance Committee and (iii) the Audit Committee as its Chairman.

Mr. Zimmerman has extensive experience in corporate finance and accounting, having previously served as vice chairman and chief financial officer from 2009 to 2011 and as executive vice president and chief financial officer from 2002 to 2009, at Xerox Corporation. Prior to that, he spent 32 years with IBM, holding various senior finance positions, including corporate controller. Mr. Zimmerman currently serves as a director of CSC, Brunswick Corporation and Delphi Automotive.

“Larry Zimmerman is a prominent leader who has significant business experience and a solid record of achievement,” said Mike McNamara, chief executive officer of Flextronics. “We are honored to welcome Larry to our Board and look forward to him bringing his sharp business acumen and industry insight into the Flextronics Boardroom.”

Flextronics also announced that Mr. Robert Edwards will resign from the Board as of October 31, 2012. McNamara continued, “It has been an honor having Robert on our Board and we would like to thank him for his exceptional contributions to the Company. On behalf of Flextronics and the Board, we wish him well and continued success in all future endeavors.”

About Flextronics

Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to aerospace and defense, automotive, computing, consumer, industrial, infrastructure, medical, energy and mobile OEMs. Flextronics helps customers design, build, ship and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and are vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.

#  #  #